EXHIBIT 99.1
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                 BUFFETS HOLDINGS CO-FOUNDER ROE HATLEN NAMED
                            CHIEF EXECUTIVE OFFICER

EAGAN, MN, November 5, 2004 -- Buffets Holdings, Inc. ("Buffets" or the "Company"), the parent company of Buffets, Inc., announced today that Roe H. Hatlen, the Company's co-founder and current Vice Chairman of the Board of Directors, has been named Chief Executive Officer. The Company expects that Mr. Hatlen, who has previously served as both Chairman and CEO of Buffets, will lead the Company for approximately one year, at which time a permanent CEO will be named. Mr. Hatlen, 60, replaces Kerry A. Kramp, who has left the Company after serving as CEO of Buffets since 2000.

Frederick J. Iseman, Chairman of Buffets, said: "On behalf of the Buffets Board of Directors I thank Kerry Kramp for his dedication and contributions to our success during his years with the Company. We wish him the best in the future."

"We are very pleased that Roe Hatlen will serve as CEO of Buffets during the coming year. As the company's founding Chairman and CEO for 17 years, Roe has a unique understanding of Buffets' operations, culture and people. We are confident that under Roe's leadership Buffets will continue to achieve operational excellence and provide outstanding dining experiences for our restaurant guests."

Mr. Hatlen said: "I am honored to once again lead Buffets, which has been a source of great satisfaction for me over the past two decades. I look forward to serving the members of the Buffets family who do such a great job in serving our restaurant guests at our Old Country Buffet, HomeTown Buffet and Tahoe Joe's restaurants. I also look forward to working with my colleagues on the Buffets Board of Directors and management team to continue growing the Company. A key long-term objective for us is to identify a successor CEO and prepare that person to be a great leader of Buffets in the future."

Buffets currently operates 356 restaurants in 34 states comprised of 347 buffet restaurants and nine Tahoe Joe's Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchises 19 buffet restaurants in seven states.

Contacts:      R. Michael Andrews, Jr.     or       Don Van der Wiel
               Chief Financial Officer              Vice President, Controller
               Buffets, Inc.                        Buffets, Inc.
               (651) 365-2626                       (651) 365-2789